SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549



                                 	FORM 8-K



                               CURRENT REPORT
                   Pursuant to Section 13 or 15(d) of the
	                      Securities Exchange Act of 1934



             Date of Report (Date of earliest event reported):
	                            January 27, 1995



                           NORWEST CORPORATION
	          (Exact name of registrant as specified in its charter)



                Delaware          		   1-2979   	        41-0449260
       (State or other jurisdiction		(Commission		     (IRS Employer
            of incorporation)	     	 File Number)      Identification No.)



	                  Norwest Center
	                Sixth and Marquette
                Minneapolis, Minnesota     	                55479
       (Address of principal executive offices)           (Zip Code)



    Registrant's telephone number, including area code:  612-667-1234









ITEM 5.     Other Events.


RECENT OPERATING RESULTS


Norwest Corporation's ("Norwest") net income was $204.9 million for the quarter ended December 31, 1994, an increase of 84.4% over the $111.1 million earned in the fourth quarter of 1993. Net income per common share was 63 cents, compared with 34 cents in the fourth quarter of 1993, an increase of 85.3%. Return on realized common equity was 21.5% and return on assets was 1.43% for the fourth quarter of 1994, compared with 12.3% and 0.81%, respectively, in the fourth quarter of 1993.

For the year ended December 31, 1994, net income was $800.4 million, or $2.45 per common share, an increase of 30.6% and 29.6%, respectively, over the $613.1 million or $1.89 per common share earned for the year ended 1993. Return on realized common equity was 21.4% and return on assets was 1.45% in 1994, compared with 18.2% and 1.20%, respectively, in 1993.

The 1993 results have been restated to include First United Bank Group, Inc. ("First United"), acquired on January 14, 1994, in a pooling of interests transaction. The fourth quarter of 1993 results include pre-tax charges taken by First United of $16.5 million to conform its credit and accounting practices to those of Norwest and $83.2 million of accruals and reserves for merger-related expenses.

Tax-equivalent net interest income in the fourth quarter of 1994 was $741.9 million, compared with $662.1 million in the fourth quarter of 1993, an increase of 12.1%. The improvement from the fourth quarter of 1993 is primarily due to a 4.3% growth in average earning assets and a 35 basis point increase in net interest margin. Tax-equivalent net interest income increased 11.7% in 1994 to $2,832.6 million, compared with $2,536.7 million for 1993. The increase is attributable to an 8.2% increase in average earning assets and a 16 basis point increase in net interest margin.

Norwest provided $63.3 million for credit losses in the fourth quarter of 1994, or 0.79% of average loans and leases. This compares with $57.4 million or 0.81% in the same period a year ago. Net credit losses totaled $72.6 million in the fourth quarter of 1994, compared with $63.8 million in the fourth quarter of 1993. As a percent of average loans and leases, net credit losses were 0.91% in the fourth quarter of 1994, compared with 0.90% in the same period a year ago.

For the year ended December 31, 1994, Norwest's provision amounted to $164.9 million, compared with $158.2 million for the same period of 1993. Net credit losses were $193.2 million and $178.3 million for the year ended December 31, 1994 and 1993, respectively. Net credit losses, as a percent of average loans and leases, were 0.64% for the year ended December 31, 1994, compared with 0.67% for 1993.

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


Non-performing assets, including non-accrual and restructured loans and leases and other real estate owned, totaled $159.9 million, or 0.49% of loans, leases and other real estate owned, at December 31, 1994, compared with $269.0 million and 0.93%, respectively, at December 31, 1993. The decrease from December 31, 1993 was primarily due to reductions of $67.2 million in non-accrual loans and $33.4 million in other real estate owned. The allowance for credit losses was $789.9 million at December 31, 1994, and represented 606.34% of non-performing assets and 2.42% of loans and leases.

Consolidated non-interest income increased 3.4% in 1994 to $1,638.3 million, compared with $1,585.0 million in 1993. This increase was primarily due to increased mortgage banking revenues, insurance fees, deposit service charges, and trust fees partially offset by net investment securities losses taken in 1994. Net investment securities losses of $20.3 million and $79.2 million were recorded for the quarter and year ended December 31, 1994, respectively, providing an opportunity to reinvest at higher yields.

Consolidated non-interest expenses increased 1.5% in 1994 to $3,096.4 million reflecting higher salaries and benefits costs, occupancy charges and equipment rentals, primarily due to acquisitions, and an increased number of stores at Norwest Financial. Offsetting these increases were lower contributions made to the Norwest Foundation in 1994 compared with 1993, as well as First United's non-recurring fourth quarter 1993 charges.

Norwest's Banking Group reported earnings of $114.6 million in the fourth quarter of 1994, 156.0% above fourth quarter 1993 earnings of $44.7 million. For the year 1994, the Banking Group had net income of $507.1 million, 42.1% above 1993 earnings of $356.7 million. Included in the fourth quarter of 1993 Banking Group results are First United's special provision for credit losses and merger and transition related expenses totaling $99.7 million before income taxes. The Banking Group earnings increase over 1993 reflects a 17.1% growth in net interest income and a 10.3% decrease in the provision for credit losses, partially offset by a 9.7% decrease in non-interest income. Norwest Venture Capital realized gains for the quarter and year ended December 31, 1994 of $25.7 million and $77.1 million, respectively. At December 31, 1994, Venture Capital had a net unrealized appreciation in its investment portfolio of $61.3 million.

Mortgage banking operations earned $29.9 million in the current quarter, an increase of 194.5% from the $10.2 million earned in the fourth quarter of 1993. For the year ended December 31, 1994, mortgage banking operations had net income of $70.8 million, an increase of 25.9% from the year ended December 31, 1993. Mortgage originations were $5.0 billion in the fourth quarter, a decrease of 52.1% from the same period last year. For the year ended December 31, 1994, mortgage originations were $24.9 billion, down 26.1% from 1993. Servicing increased $1.0 billion in the fourth quarter of 1994 and $25.8 billion from year end 1993. Sales of servicing amounted to $11.7 billion and $5.2 billion, respectively, for the year and quarter ended December 31, 1994. The servicing portfolio now totals $71.5 billion and had a weighted average mortgage interest rate of 7.53% at December 31, 1994.

Norwest Financial reported fourth quarter 1994 net income of $60.4 million, an increase of 7.5% over the fourth quarter of 1993. Norwest Financial's record net income of $222.5 million in 1994 was up 11.2% from 1993. Norwest

Financial's net interest income increased 12.5% as average finance receivables grew 14.4%. Net interest margin narrowed 29 basis points, reflecting higher funding costs.

At December 31, 1994, consolidated total assets were $59.3 billion, compared with $54.7 billion at December 31, 1993. Consolidated loans and leases, net of unearned discount, increased 13.3% from year end 1993, and totaled $32.6 billion at December 31, 1994. The increase was mainly due to consumer lending including credit cards. Total investment securities were $14.8 billion at December 31, 1994, compared with $12.7 billion at December 31, 1993, an increase of 16.7%. Total deposits were $36.4 billion at December 31, 1994, compared with $36.0 at December 31, 1993, an increase of 1.2%. Consolidated stockholders' equity was $3.85 billion at December 31, 1994, compared with $3.76 billion at December 31, 1993. Tier 1 and total capital ratios were 9.89% and 12.23%, respectively, at December 31, 1994, compared with 9.71% and 12.39%, respectively, at December 31, 1993. The leverage ratio was 6.94% at December 31, 1994 and 6.46% at year end 1993.

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


SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


							Norwest Corporation
							(Registrant)


Dated: January 27, 1995				By: /s/ Michael A. Graf
							Michael A. Graf
							Senior Vice President and Controller
							(Principal Accounting Officer)





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